UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37687	46-4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement

On March 14, 2017, Editas Medicine, Inc., a Delaware corporation (the “Company”), entered into a Strategic Alliance and Option Agreement with Allergan Pharmaceuticals International Limited (“Allergan”) to discover, develop, and commercialize new gene editing medicines for a range of ocular disorders (the “Agreement”).  Over a seven-year research term, Allergan will have an exclusive option to exclusively license from the Company up to five collaboration development programs for the treatment of ocular disorders (each a “Collaboration Development Program”), including the Company’s Leber’s Congenital Amaurosis type 10 program (the “LCA10 Program”).   The Company will use commercially reasonably efforts to develop at least five Collaboration Development Programs and deliver preclinical results and data meeting specified criteria with respect to each Collaboration Development Program (each, an “Option Package”) to Allergan.  The Company will generally have responsibility for the conduct of each Collaboration Development Program and sole responsibility for all development costs of each Collaboration Development Program prior to any exercise by Allergan of its option to acquire an exclusive license to such Collaboration Development Program under the terms of the Agreement.   If at the end of the seven-year research term the Company has not delivered five Collaboration Development Programs that satisfy the Option Package criteria for each such program, the research term shall automatically extend by one-year increments until such obligation is satisfied, up to three additional years (the “Research Term”).  In connection with entering into the Agreement, Allergan is required to pay the Company a one-time up-front payment of $90.0 million.  In addition, within 45 days of the acceptance by the applicable regulatory authority of the Company’s submission of an investigational new drug application with respect to the LCA10 Program, Allergan is required to pay the Company a one-time payment in the low-eight digits, whether or not Allergan exercises its option under the Agreement to acquire an exclusive license with respect to the LCA10 Program.

Upon the Company’s delivery of an Option Package with respect to a Collaboration Development Program, Allergan is entitled, for specified periods of time thereafter (each, an “Initial Option Period”), to exercise an option (an “Option”) to acquire from the Company an exclusive (even as to the Company and its affiliates) world-wide right and license to the Company’s background intellectual property and the Company’s interest in the Collaboration Development Program intellectual property to develop, commercialize, make, have made, use, offer for sale, sell, and import any gene editing therapy product that results from  such Collaboration Development Program during the term of the Agreement (a “Licensed Product”) in any category of human diseases and conditions other than the diagnosis, treatment or prevention of any cancer in humans through the use of engineered T-cells and subject to specified other limitations.  Following the exercise of an Option, Allergan will have the right to grant sublicenses subject to specified terms, under Allergan’s exclusive license to the Company’s background intellectual property and the Company’s interest in the Collaboration Development Program intellectual property, to develop, commercialize, make, have made, use, offer for sale, sell, and import Licensed Products.

Upon the exercise of an Option within the Initial Option Period, Allergan is required to pay to the Company an option exercise fee in the low-eight digits.  At any time during the Initial Option Period, Allergan may also elect to extend the period of time in which it may exercise the Option to permit additional development work with respect to the Collaboration Development Program, and in connection with such extension Allergan will be required to pay the Company an option extension fee in the mid-seven digits.  If, following such an extension, Allergan exercises the Option following the Initial Option Period, Allergan will be required to pay the Company a higher option exercise fee in the low-eight digits plus specified costs incurred by the Company in connection with the additional development work.  If Allergan does not exercise an Option within a specified option exercise period and any extension thereof, such Option will terminate.

In addition, subject to specified limitations, at the end of the Research Term, Allergan will have the right, for a specified period of time, to exercise an Option with respect to each Collaboration Development Program for which the Company has not yet delivered an Option Package.  Upon the exercise by Allergan of any such option, Allergan is required to pay to the Company an option exercise fee in the low-seven digits.

Following the exercise by Allergan of an Option with respect to a Collaboration Development Program, Allergan will be responsible for the development, manufacturing and commercialization of any Licensed Products thereunder and will be required to use commercially reasonable efforts to develop, obtain regulatory approval for and commercialize at least one Licensed Product thereunder.  If Allergan exercises its Option for the LCA10 Program, subject to Allergan’s financial responsibility and final decision-making authority with respect to any development activities following such exercise, the Company will remain primarily responsible for conducting the LCA10 Program through the acceptance for filing of the first investigational new drug application with respect to the LCA10 Program.

The Company is entitled to receive clinical, regulatory, and launch milestone payments from Allergan up to a low-nine-digit amount in the aggregate and further commercial milestone payments up to a high-eight-digit amount in the aggregate with respect to each Collaboration Development Program for which Allergan exercises its Option, with certain of such milestone payments subject to reduction under certain circumstances.    In the aggregate, the Company is eligible to receive clinical, regulatory, launch, and commercial milestone payments that could exceed $200 million for an indication in the first field per Collaboration Development Program, as well as the potential for additional regulatory milestones for indications in up to two additional fields.  The Company is also entitled to receive royalties in the high-single digit percentages with respect to net sales of Licensed Products, subject to certain reductions under specified circumstances, and the Company will remain obligated to pay all license fees, milestone payments, and royalties due to its upstream licensors based on Allergan’s exercise of its license rights with respect to Licensed Products.  Allergan’s obligation to pay royalties will expire on a country-by-country/Licensed Product-by-Licensed Product basis upon the latest of the expiration of patent-based exclusivity with respect to the applicable Licensed Product in the applicable country, expiration of regulatory-based exclusivity with respect to the applicable Licensed Product in the applicable country and the tenth anniversary of the first commercial sale by Allergan of the applicable Licensed Product in the applicable country.  The Company is generally required to pay to Allergan royalties in the low- to mid-single digit percentages on net sales of products developed under Collaboration Development Programs that Allergan terminated following exercise of its Option, in each case over royalty terms equivalent to those for the royalties due to the Company under the Agreement.

With respect to the LCA10 Program and up to one other Collaboration Development Program of the Company’s choosing, following the exercise by Allergan of its Option to such programs,  the Company will have the right to elect to participate in a profit-sharing arrangement with Allergan in the United States, on terms mutually agreed by the Company and Allergan and subject to a right of Allergan to reject such election under certain circumstances, under which the Company and Allergan would share equally in net profits and losses on specific terms to be agreed between the Company and Allergan, in lieu of Allergan paying royalties on net sales of any applicable Licensed Products in the United States and in such event Allergan’s milestone payment obligations would be reduced, with the Company being eligible to receive clinical, regulatory, and launch milestone payments up to a low nine-digit amount in the aggregate and further commercial milestone payments up to a high-eight digit amount in the aggregate, subject to reduction under certain circumstances.  If the Company elects to participate in a profit-sharing arrangement, the Company is obligated to reimburse Allergan for half of the development costs incurred by Allergan with respect to the applicable Collaboration Development Program and Allergan will retain control of all development and commercialization activities for the applicable Licensed Products.

Under the Agreement, the Company and Allergan will establish an alliance steering committee (the “ASC”), comprised of three members from each of the Company and Allergan, which will have review, oversight and decision-making responsibility for selecting the targets and indications and certain Option Package criteria for the Collaboration Development Programs and determining whether the Option Package criteria for a Collaboration Development Program have been satisfied.  With respect to a given Collaboration Development Program, all decisions of the ASC will be made by consensus, subject to specified final decision-making rights, with each of the Company and Allergan having one vote.

During the Research Term, neither the Company nor any of its affiliates will,  subject to specified exceptions in the Agreement, develop, manufacture or commercialize any gene editing therapy in the ocular field, or grant a license or sublicense to develop, manufacture or commercialize any gene editing therapy in the ocular field.  During the Research Term, neither Allergan nor any of its affiliates will,  subject to specified exceptions in the Agreement, develop, manufacture or commercialize, or grant a license or sublicense to develop, manufacture or commercialize, any gene editing therapy in the ocular field directed to any ocular indication to which any gene editing therapy in any non-terminated Collaboration Development Program is directed or the same target to which any gene editing therapy in any non-terminated Collaboration Development Program is directed.   After the Research Term, neither the Company, Allergan nor any of their respective affiliates will,  subject to specified exceptions in the Agreement, develop, manufacture or commercialize, or grant a license or sublicense to develop, manufacture or commercialize, any gene editing therapy in the ocular field directed to any ocular indication to which any Licensed Product is directed or any target to which any Licensed Product is directed.

Unless earlier terminated, the term of the Agreement will expire upon (i) the expiration of the Research Term if Allergan does not exercise any Option or (ii) the expiration of all payment obligations under the Agreement.  In addition to other termination rights, Allergan has the right to terminate the Agreement (i) in its entirety for an uncured material breach by the Company and (ii) in its entirety for any reason on a program-by-program basis for the Collaboration

Development Programs for which Allergan has exercised its Option with 90 days’ written notice.  Additionally, Allergan may terminate the Research Term (a) on a Collaboration Development Program-by-Collaboration Development Program basis upon written notice to the Company in the event of a change of control of the Company or (b) for all Collaboration Development Programs, provided that, Allergan will not have any right to exercise any Option for any such Collaboration Development Program following any such termination.  If Allergan terminates the Agreement for the Company’s material breach, subject to Allergan’s continued payment, reporting, and audit obligations under the Agreement, Allergan has the right to retain all licenses granted under the Agreement and Allergan will no longer have any diligence obligations with respect to the Licensed Products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date: March 15, 2017	By:	/s/ KATRINE S. BOSLEY
Katrine S. Bosley
President and Chief Executive Officer